Exhibit (h)(21)

AMENDMENT TO CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT

This Amendment dated as of January 1, 2018 (this “Amendment”) is to the Chief Compliance Officer Services Agreement dated December 9, 2013, as amended (the “Agreement”), by and between ALPS Series Trust (the “Trust”), organized as a Delaware statutory trust, on behalf of the Insignia Macro Fund (the “Fund”), a series of the Trust, and ALPS Fund Services, Inc. a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement in certain respects as more fully set forth below effective as of the date of this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Effective as of January 1, 2018, Section 3(a) is deleted in its entirety and replaced with the following:

SECTION 3. Fee.

(a) As compensation for the performance of the Services on behalf of the Fund, the Trust shall pay to ALPS during the Term an annual base fee of $[Redacted] paid 1/12 on a monthly basis (or a pro rata portion thereof for a partial month) (the “Fee”). Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Trust and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Trust originally provided to ALPS. On each anniversary date of this Agreement, the Fee is subject to an annual cost of living increase based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ALPS SERIES TRUST,
on behalf of the Fund

By:	/s/Jeremy O. May
Name:	Jeremy O. May
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/Jeremy O. May
Name:	Jeremy O. May
Title:	President

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